UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2019

INCEPTION MINING INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	000-55219	35-2302128
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

5330 South 900 East, Suite 280

Murray, Utah 84107

(Address of principal executive offices) (zip code)

801-312-8113

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 20, 2019, the Company entered into a Note Purchase Agreement (the “Agreement”) with an investor (the “Investor”) through which the Investor purchased (i) a Senior Secured Redeemable Convertible Note (“Note”) with a face value of $4,250,000 that is convertible into shares of common stock of the Company and (ii) a warrant (“Warrant”) to purchase 9,250,000 shares of common stock of the Company. The purchase price for both the Note and the Warrant paid by the Investor to the Company is $3,000,000.

The Note bears interest at the rate of 10% per annum and is subject to an additional 10% increase to the interest rate upon the occurrence of each “Trigger Event” (as defined with the Note). All or any portion of the Note may be converted, in whole or in part, into shares of common stock of the Company at a conversion price equal to 100% of the average of the five (5) lowest individual daily volume weighted average prices of the Company’s common stock between the issuance date and maturity date of the Note, less $0.01. For each Trigger Event that occurs, the discount to the conversion price will be reduced by 10%.

The Warrants shall have an exercise price of $0.40 with respect to 3,750,000 shares of the Company’s common stock, $0.50 with respect to 3,000,000 shares of the Company’s common stock, and $0.60 with respect to 2,500,000 shares of the Company’s common stock.

The foregoing information is a summary of the Agreement, the Note, and the Warrant described above, is not complete, and is qualified in its entirely by reference to the full text of the Agreement, the Note, and the Warrant, which are attached as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K. Readers should review the Agreement, the Note, and the Warrant for a complete understanding of the terms and conditions of the transaction described above.

Item 9.01 Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this report:

10.1	Note Purchase Agreement

10.2	Senior Secured Redeemable Convertible Note

10.3	Warrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INCEPTION MINING INC.

Date:	May 23, 2019	By:	/s/ Trent D’Ambrosio
		Name:	Trent D’Ambrosio
		Title:	Chief Executive Officer (Principal Executive Officer)
Chief Financial Officer (Principal Financial and Accounting Officer)

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